Exhibit 99.1

Aug 11, 2008 02:43 ET

Comstock Homebuilding Companies, Inc. Receives Delisting Notice From NASDAQ

RESTON, VA—(Marketwire—August 11, 2008)—Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”) today announced that it received notice from The NASDAQ Stock Market (“NASDAQ”) stating that for 30 consecutive business days the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5,000,000 as requirement for continued inclusion under Marketplace Rule 4450(a)(2). The notice has no effect on the listing of the Company’s securities at this time, and its common stock will continue to trade on the NASDAQ Global Market under the symbol “CHCI.”

In accordance with Marketplace Rule 4450(e)(1), the Company has 90 calendar days, or until November 4, 2008, to regain compliance. The notice states that if, at any time before November 4, 2008, the MVPHS of the Company’s common stock is $5,000,000 for a minimum of 10 consecutive trading days, NASDAQ staff will provide written notification that the Company has achieved compliance with the MVPHS requirement. No assurance can be given that the Company will regain compliance during that period.

If the Company does not regain compliance with the minimum MVPHS by November 4, 2008, NASDAQ staff will provide the Company with written notification that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Listings Qualifications Panel. Alternatively, the Company may apply to transfer its securities to the NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c).

The Company has not determined what action, if any, it will take in response to this notice. The Company is currently scheduled to have a hearing on September 4, 2008 in front of the NASDAQ Listing Qualifications Panel with respect to its previously disclosed bid-price deficiency.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publically traded, diversified real estate development firm with a focus on affordably priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the Washington, D.C.; Raleigh, North Carolina; and Atlanta, Georgia metropolitan areas. Comstock Homebuilding Companies Inc. trades on Nasdaq under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Contact:

Bruce Labovitz

Email Contact

703.230.1131